Exhibit 99.1
Media Contact:    Stevi Wara
Diamond Resorts International®
Tel: 702.823.7069; Fax: 702.684.8705
media@diamondresorts.com

Diamond Resorts Corporation Reports First Quarter 2013 Financial Results

May 7, 2013, Las Vegas, NV - Diamond Resorts Corporation, together with Diamond Resorts Parent, LLC and its subsidiaries (“Diamond” or the “Corporation”), today announced results for the quarter ended March 31, 2013. “We remain pleased with the continued year over year improvement in our operating results. We see this quarter's performance as continuing validation of our strategic focus on our integrated hospitality platform,” said David F. Palmer, President and Chief Executive Officer.

First Quarter 2013 Highlights

•
Adjusted EBITDA for the consolidated operations of Diamond Resorts Parent, LLC, increased $28.7 million to $48.8 million for the quarter ended March 31, 2013 from $20.1 million for the quarter ended March 31, 2012. Adjusted EBITDA for the period included $2.4 million related to the expiration of sales incentives we provided to customers in prior periods and $2.2 million related to insurance settlements. Excluding these items, Adjusted EBITDA for the quarter would have been $44.2 million.

•
Hospitality and Management Services revenue grew by $7.0 million, or 19.1% for the first quarter of 2013 compared to the first quarter of 2012. This growth was driven by the addition of managed resorts from the PMR acquisition, higher “same store” management fee revenues and increased revenues from THE Club.

•	Vacation Interest revenues grew by $37.1 million, or 68.0% between the first quarter of 2013 and the first quarter of 2012. This growth was driven by a:

◦	27% increase in tours to 44,499

◦	22% increase in transactions to 6,169

◦	29% increase in average transaction price to $15,565

•
Advertising, sales and marketing expense as a percentage of Vacation Interest sales decreased 6.8 percentage points to 52.5%, after adjusting for the expiration, and expected future expiration, of sales incentives we provided to customers in prior periods.

•
Net Income for the consolidated operations of Diamond Resorts Parent, LLC, increased $11.9 million to $2.3 million for the quarter ended March 31, 2013 from a net loss of $9.6 million for the quarter ended March 31, 2012. Net Income for the period included $2.4 million related to the expiration of sales incentives we provided to customers in prior periods and $2.2 million related to insurance settlements. Excluding these items, the net loss for the quarter would have been $2.3 million.

•	On January 23, 2013, we completed a securitization transaction, issuing DROT 2013-1 Class A and B Notes with a face value of $93.6 million.

First Quarter Earnings Summary

Adjusted EBITDA for the consolidated operations of Diamond Resorts Parent, LLC, increased $28.7 million to $48.8 million for the quarter ended March 31, 2013 from $20.1 million for the quarter ended March 31, 2012. Adjusted EBITDA for the period included $2.4 million related to the expiration of sales incentives we provided to customers in prior periods and $2.2 million related to insurance settlements. Excluding these items, Adjusted EBITDA for the quarter would have been $44.2 million.

Net Income for the consolidated operations of Diamond Resorts Parent, LLC, increased $11.9 million to $2.3 million for the quarter ended March 31, 2013 from a net loss of $9.6 million for the quarter ended March 31, 2012. Net Income for the period included $2.4 million related to the expiration of sales incentives we provided to customers in prior periods and $2.2 million related to insurance settlements. Excluding these items, the net loss for the quarter would have been $2.3 million.

Hospitality and Management Services

Total management and member services revenue, increased $4.3 million, or 15.8%, to $31.6 million for the quarter ended March 31, 2013 from $27.3 million for the quarter ended March 31, 2012. Management fees increased as a result of the addition of the managed properties from the PMR Acquisition and increases in operating costs at the resort level, which generated higher management fee revenue on a same-store basis under 71 of our cost-plus management agreements. We also experienced higher club revenues due to increased membership dues, higher collection rate and higher member count in THE Club in the three months ended March 31, 2013 compared to the three months ended March 31, 2012. THE Club had a total of 166,023 and 151,764 members as of March 31, 2013 and 2012, respectively.

Other revenue in our Hospitality and Management Services segment increased $2.6 million, or 295.7%, to $3.5 million for the three months ended March 31, 2013 from $0.9 million for the three months ended March 31, 2012. This increase was primarily attributable to $2.2 million in insurance proceeds receivables recorded related to settlement agreements reached during the three months ended March 31, 2013.

Management and member services expense as a percentage of management and member services revenue increased slightly to 31.0% for the quarter ended March 31, 2013 from 30.3% for the quarter ended March 31, 2012.

Vacation Interest Sales and Financing

Vacation Interest, net, in our Vacation Interest Sales and Financing segment increased $37.1 million, or 68.0%, to $91.7 million for the three months ended March 31, 2013 from $54.6 million for the three months ended March 31, 2012. The increase in Vacation Interest, net was attributable to a $39.7 million increase in Vacation Interest sales revenue, partially offset by a $2.6 million increase in our provision for uncollectible Vacation Interest sales revenue. The $39.7 million increase in Vacation Interest sales revenue was generated by sales growth on a same-store basis and the revenue contribution from our sales centers acquired pursuant to the PMR Acquisition. Our total number of tours increased to 44,499 for the three months ended March 31, 2013 from 34,942 for the three months ended March 31, 2012, primarily due to the expansion of our lead-generation and marketing programs, as well as the addition of tour flow from the sales centers acquired pursuant to the PMR Acquisition. We closed a total of 6,169 VOI sales transactions during the three months ended March 31, 2013, compared to 5,057 transactions during the three months ended March 31, 2012. Our closing percentage (which represents the percentage of VOI sales closed relative to the total number of sales presentations at our sales centers during the period presented) decreased to 13.9% for the three months ended March 31, 2013 from 14.5% for the three months ended March 31, 2012. This decrease in closing percentage was due to a higher percentage of tours presented to prospective new customers (which have a lower closing percentage than tours presented to existing customers). VOI sales price per transaction increased to $15,565 for the three months ended March 31, 2013 from $12,060 for the three months ended March 31, 2012 due to a change in our selling strategy that focuses on selling larger point packages and the impact of sales and marketing initiatives implemented in furtherance of this strategy.

As a percentage of gross Vacation Interest sales revenue, sales incentives were 0.2% for the three months ended March 31, 2013, compared to 1.9% for the three months ended March 31, 2012. Commencing with the three months ended March 31, 2013, as we now have adequate data regarding historical usage of our sales incentives provided under a program implemented in December 2011, the amount we record as sales incentives in each reporting period is reduced by an estimate of the amount of such sales incentives that we do not expect customers to redeem. In addition, for the three months ended March 31, 2013, the amount we recorded as sales incentives was reduced by $2.4 million relating to the expiration, and expected future expiration, of sales incentives we provided to customers prior to such period. Excluding the $2.4 million reduction, sales incentives as a percentage of gross Vacation Interest sales revenue were 2.6% for the three months ended March 31, 2013, compared to 1.9% for the three months ended March 31, 2012.

Advertising, sales and marketing costs as a percentage of Vacation Interest sales revenue were 51.2% for the quarter ended March 31, 2013, compared to 59.3% for the quarter ended March 31, 2012. The decrease of such costs as a percentage of Vacation Interest sales revenue was primarily due to improved absorption of fixed costs through increased sales efficiencies as well as an increase in Vacation Interest sales revenue resulting from the increase in sales price per transaction and the expiration, and expected future expiration, of sales incentives we provided customers prior to the three months ended March 31, 2013. Excluding the increase in Vacation Interest sales revenue resulting from such sales incentives provided to customers in periods prior to the three months ended March 31, 2013, as discussed above, advertising, sales and marketing costs as a percentage of Vacation Interest sales revenue, were 52.5% for the three months ended March 31, 2013, compared to 59.3% for the three months ended March 31, 2012.

Strategic Transactions

On January 29, 2013, Diamond Resorts Corporation and Diamond Resorts Holdings, LLC entered into a memorandum of understanding with Island One, Inc. (“Island One”), Crescent One, LLC (“Crescent”) and the holder of their respective equity interests. Island One and Crescent operate a vacation ownership, hospitality and resort management business that emerged from Chapter 11 bankruptcy in July 2011. Since their emergence, the Company has provided sales and marketing services and HOA management oversight services to Island One. Pursuant to the memorandum of understanding, the Company has agreed to enter into definitive documents to (i) operate the business of Island One and Crescent prior to the closing of the potential acquisition transaction, and (ii) upon a change of control of the Company or other specified transaction, and subject to other terms and conditions in the definitive documents, purchase all of the equity interests in Island One and Crescent, thereby acquiring management contracts, unsold VOIs, a portfolio of consumer loans and other assets owned by Island One and Crescent, which would add nine additional resorts to the Company's resort network.

Capital Resources

On January 23, 2013, the Company completed a securitization transaction, issuing DROT 2013-1 Class A and B Notes with a face value of $93.6 million (the “DROT 2013 Notes”). The proceeds were used to pay off the then-outstanding principal balance, accrued interest and fees associated with the 2008 Conduit Facility and to pay certain expenses incurred in connection with the issuance of the DROT 2013 Notes.

On April 11, 2013, we entered into another amended and restated 2008 Conduit Facility agreement that extended the maturity date of the facility to April 10, 2015. The amended and restated 2008 Conduit Facility provides for a $125.0 million, 24-month facility that is annually renewable for 364-day periods at the election of the lenders, bears interest at either LIBOR or the commercial paper rate (each having a floor of 0.50%) plus 3.25% and has a non-use fee of 0.75%. The overall advance rate on loans receivable in the portfolio is limited to 85% of the aggregate face value of the eligible loans.

First Quarter 2013 Earnings Call

The company will hold a conference call on Tuesday, May 7, 2013 at 4:00 p.m. EDT to discuss these results. Participants may access the call by dialing (877) 880-9797 or (706) 902-0715 for international callers. The call in conference ID number is 60136624.
A rebroadcast of the teleconference will be available four hours subsequent to the conclusion of the call for seven days. The dial-in information to access the rebroadcast is as follows: Toll-free dial-in number: (855) 859-2056, International dial-in number: (404) 537-3406, Conference ID: 60136624.

___________________________________________________________________________________________________________
About Diamond Resorts Corporation
Diamond Resorts Corporation and its subsidiaries operate and manage vacation ownership resorts and, through resort and partner affiliation agreements, provide owners and members with access to 80 Diamond Resorts-branded properties and 211 affiliated resorts and four cruise itineraries through THE Club® at Diamond Resorts International®. To learn more, visit diamondresorts.com.

Presentation of Certain Financial Metrics

We define Adjusted EBITDA as our net income (loss), plus: (i) corporate interest expense; (ii) provision (benefit) for income taxes; (iii) depreciation and amortization; (iv) Vacation Interest cost of sales; (v) loss on extinguishment of debt; (vi) impairments and other non-cash write-offs; (vii) loss on the disposal of assets; (viii) amortization of loan origination costs; and (ix) amortization of net portfolio premiums; less (a) deferred revenue recognized outside the ordinary course of business; (b) gain on the disposal of assets; (c) gain on bargain purchase from business combination; and (d) amortization of net portfolio discounts. Adjusted EBITDA is a non-U.S. GAAP financial measure and should not be considered in isolation, or as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with U.S. GAAP. Additional information regarding our calculation of Adjusted EBITDA is provided below.

We believe Adjusted EBITDA is useful to investors and securities analysts in evaluating our operating performance for the following reasons:

•	it and similar non-U.S. GAAP measures are widely used by investors and securities analysts to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired;

•	by comparing Adjusted EBITDA in different historical periods, we can evaluate our operating results without the additional variations of interest income (expense), income tax provision (benefit), depreciation and amortization expense and the Vacation Interest cost of sales expense; and

•	several of the financial and other covenants governing the Senior Secured Notes and 2008 Conduit Facility, including the limitation on our ability to incur additional indebtedness, are determined by reference to our EBITDA as defined in the Senior Secured Notes or a comparable measure, which approximates Adjusted EBITDA as presented here.

Our management uses Adjusted EBITDA: (i) as a measure of our operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance; (ii) for planning purposes, including the preparation of our annual operating budget; (iii) to allocate resources to enhance the financial performance of our business; and
(iv) to evaluate the effectiveness of our business strategies.
The following table presents a reconciliation of net income (loss) to Adjusted EBITDA:

	Quarter Ended March 31,
	2013	2012
	(In thousands)
Net income (loss)	$2,273	$(9,575)
Plus: Corporate interest expense(a)	20,764	17,011
Provision for income taxes	438	975
Depreciation and amortization(b)	6,254	3,805
Vacation Interest cost of sales(c)	17,846	8,231
Impairments and other write-offs(b)	79	(11)
Gain on the disposal of assets(b)	(50)	(72)
Gain on bargain purchase from business combinations(d)	—	(51)
Amortization of loan origination costs(b)	1,182	707
Amortization of portfolio premium (discount)(b)	48	(955)
Adjusted EBITDA - Consolidated	$48,834	$20,065
Adjusted EBITDA - Diamond Resorts Parent, LLC and Restricted Subsidiaries(e)	47,611	22,461
Adjusted EBITDA - Unrestricted Subsidiaries(e)	7,974	509
Adjusted EBITDA - Intercompany elimination(e)	(6,751)	(2,905)
Adjusted EBITDA - Consolidated(e)	$48,834	$20,065

(a)	Corporate interest expense does not include interest expense related to non-recourse indebtedness incurred by our special-purpose vehicles that is secured by our VOI consumer loans.

(b)	These items represent non-cash charges/gains.

(c)
We record Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates. Small changes in any of the numerous assumptions in the model can have a significant financial statement impact, as ASC 978 requires a retroactive adjustment back to the time of the Sunterra Corporation acquisition in the current period. Much like depreciation or amortization, for us, Vacation Interest cost of sales is essentially a non-cash item. We do make cash expenditures to replenish VOI inventory (principally pursuant to our inventory recovery agreements and in connection with our strategic acquisitions), but such expenditures have little to no relation to the amounts we record as Vacation Interest cost of sales pursuant to ASC 978 in the reported periods.

(d)	Represents adjustment related to the gain on bargain purchase associated with the Tempus Resorts Acquisition.

(e)
For purposes of certain covenants governing the Senior Secured Notes, our financial performance, including Adjusted EBITDA, is measured with reference to us and our Restricted Subsidiaries, and the performance of Unrestricted Subsidiaries is not considered. Therefore, we believe that this presentation of Adjusted EBITDA provides helpful information to readers of this quarterly report.

We understand that, although measures similar to Adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, it has limitations as an analytical tool, including:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or VOI inventory;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•	Adjusted EBITDA does not reflect interest expense for our corporate indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced, and Adjusted EBITDA does not reflect any cash requirements for these replacements;

•	although Vacation Interest cost of sales is also essentially a non-cash item, we make expenditures to replenish VOI inventory (principally pursuant to our inventory recovery agreements and in connection with our strategic acquisitions), and Adjusted EBITDA does not reflect our cash requirements for these expenditures or certain costs of carrying such inventory (which are capitalized); and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

To properly and prudently evaluate our business, we encourage you to review our U.S. GAAP consolidated financial statements included in the quarterly report on 10-Q for the quarter ended March 31, 2013 filed with the Securities and Exchange Commission, and not to rely on any single financial measure to evaluate our business.

Consolidating Financial Statements - Restricted and Unrestricted Subsidiaries

The following consolidating financial statements present the financial position, results of operations, and statements of cash flow for (1) those subsidiaries of the Company which have been designated "Unrestricted Subsidiaries" for purposes of the Senior Secured Note Indenture; and (2) the Company and all of its other subsidiaries. As of March 31, 2013 and December 31, 2012, the Unrestricted Subsidiaries were FLRX Inc. and its subsidiaries, ILX Acquisition Inc. and its subsidiaries, Tempus Acquisition, LLC and its subsidiaries, DPM Acquisition, LLC and its subsidiaries and Aegean Blue Holdings Plc and its subsidiaries. As of March 31, 2012, the Unrestricted Subsidiaries were FLRX Inc. and its subsidiaries, ILX Acquisition Inc. and its subsidiaries, Tempus Acquisition, LLC and its subsidiaries and DPM Acquisition, LLC and its subsidiaries.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Quarters Ended March 31, 2013 and 2012
(In thousands)
(Unaudited)

	Quarter Ended March 31, 2013				Quarter Ended March 31, 2012
	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total

Revenues:
Management and member services	$31,098	$5,093	$(4,604)	$31,587	$27,469	$1,983	$(2,172)	$27,280
Consolidated resort operations	6,863	1,757	—	8,620	6,832	1,702	—	8,534
Vacation Interest sales, net of provision of $6,402, $270, $0,$6,672, $4,099, $16, $0 and $4,115 respectively	85,947	5,721	—	91,668	51,802	2,770	—	54,572
Interest	10,717	2,538	—	13,255	9,408	4,248	—	13,656
Other	9,667	9,806	(11,151)	8,322	6,114	2,968	(4,174)	4,908
Total revenues	144,292	24,915	(15,755)	153,452	101,625	13,671	(6,346)	108,950
Costs and Expenses:
Management and member services	10,980	2,492	(3,693)	9,779	8,124	1,285	(1,134)	8,275
Consolidated resort operations	6,376	1,346	—	7,722	5,831	1,251	—	7,082
Vacation Interest cost of sales	17,790	56	—	17,846	8,104	127	—	8,231
Advertising, sales and marketing	48,114	3,139	(894)	50,359	33,586	1,413	(180)	34,819
Vacation Interest carrying cost, net	7,171	2,122	(1,056)	8,237	8,087	1,578	(393)	9,272
Loan portfolio	2,475	792	(762)	2,505	2,315	340	(304)	2,351
Other operating	1,090	1,877	(2,599)	368	1,834	754	(1,430)	1,158
General and administrative	18,701	4,099	—	22,800	16,733	4,027	—	20,760
Depreciation and amortization	2,586	3,668	—	6,254	2,228	1,577	—	3,805
Interest	16,599	8,243	—	24,842	16,665	5,266	—	21,931
Impairments and other write-offs	79	—	—	79	(11)	—	—	(11)
Gain on disposal of assets	(50)	—	—	(50)	(72)	—	—	(72)
Gain on bargain purchase from business combinations	—	—	—	—	—	(51)	—	(51)
Total costs and expenses	131,911	27,834	(9,004)	150,741	103,424	17,567	(3,441)	117,550
Income (loss) before provision for income taxes	12,381	(2,919)	(6,751)	2,711	(1,799)	(3,896)	(2,905)	(8,600)
Provision for income taxes	396	42	—	438	975	—	—	975
Net income (loss)	$11,985	$(2,961)	$(6,751)	$2,273	$(2,774)	$(3,896)	$(2,905)	$(9,575)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
As of March 31, 2013 and December 31, 2012
(In thousands)
	March 31, 2013 (Unaudited)				December 31, 2012 (Audited)
	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total
Assets:
Cash and cash equivalents	$19,456	$6,748	$—	$26,204	$16,963	$4,098	$—	$21,061
Cash in escrow and restricted cash	55,173	1,208	—	56,381	40,785	1,526	—	42,311
Mortgages and contracts receivable, net of allowance of $63,770, $21,137, $0, $84,907, $61,067, $22,717, $0, and $83,784, respectively	277,578	43,392	(3)	320,967	266,303	46,633	(4)	312,932
Due from related parties, net	55,059	4,261	(36,342)	22,978	45,428	4,510	(26,943)	22,995
Other receivables, net	30,497	5,240	—	35,737	40,292	5,757	—	46,049
Income tax receivable	29	—	—	29	927	—	—	927
Prepaid expenses and other assets, net	99,676	23,766	(676)	122,766	49,512	9,409	(897)	58,024
Unsold Vacation Interests, net	255,110	74,390	(29,012)	300,488	263,493	74,635	(22,261)	315,867
Property and equipment, net	34,067	20,988	—	55,055	33,664	21,456	—	55,120
Assets held for sale	4,732	154	—	4,886	5,070	154	—	5,224
Intangible assets, net	30,040	78,272	—	108,312	30,914	81,584	—	112,498
Total assets	$861,417	$258,419	$(66,033)	$1,053,803	$793,351	$249,762	$(50,105)	$993,008

Liabilities and Member Capital (Deficit):
Accounts payable	$9,676	$3,848	$—	$13,524	$13,467	$2,252	$—	$15,719
Due to related parties, net	66,228	75,801	(45,230)	96,799	42,632	57,179	(35,607)	64,204
Accrued liabilities	84,608	16,641	(1,229)	100,020	91,511	16,004	(1,064)	106,451
Income taxes payable	855	—	—	855	701	—	—	701
Deferred revenues	104,662	3,781	—	108,443	92,490	1,343	—	93,833
Senior Secured Notes, net of unamortized original issue discount of $8,253, $0, $0, $8,253, $8,509, $0, $0, and $8,509, respectively	416,747	—	—	416,747	416,491	—	—	416,491
Securitization notes and Funding Facilities, net of unamortized original issue discount for $673, $0, $0, $673, $753, $0, $0, $753, respectively	239,909	39,019	—	278,928	209,450	46,852	—	256,302
Notes payable	6,586	130,959	—	137,545	3,238	134,668	—	137,906
Total liabilities	929,271	270,049	(46,459)	1,152,861	869,980	258,298	(36,671)	1,091,607

Member capital (deficit)	155,568	9,675	(9,675)	155,568	155,568	9,675	(9,675)	155,568
Accumulated deficit	(203,802)	(20,524)	(10,835)	(235,161)	(215,433)	(17,563)	(4,438)	(237,434)
Accumulated other comprehensive (loss) income	(19,620)	(781)	936	(19,465)	(16,764)	(648)	679	(16,733)
Total member (deficit) capital	(67,854)	(11,630)	(19,574)	(99,058)	(76,629)	(8,536)	(13,434)	(98,599)
Total liabilities and member capital (deficit)	$861,417	$258,419	$(66,033)	$1,053,803	$793,351	$249,762	$(50,105)	$993,008

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Quarters Ended March 31, 2013 and 2012
(In thousands)
(Unaudited)

	Quarter Ended March 31, 2013				Quarter Ended March 31, 2012
	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total
Operating Activities:
Net income (loss)	$11,985	$(2,961)	$(6,751)	$2,273	$(2,774)	$(3,896)	$(2,905)	$(9,575)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Provision for uncollectible Vacation Interest sales revenue	6,402	270	—	6,672	4,099	16	—	4,115
Amortization of capitalized financing costs and original issue discounts	1,569	305	—	1,874	1,350	156	—	1,506
Amortization of capitalized loan origination costs net portfolio discount (premiums)	1,182	48	—	1,230	671	(919)	—	(248)
Depreciation and amortization	2,586	3,668	—	6,254	2,228	1,577	—	3,805
Impairments and other write-offs	79	—	—	79	(11)	—	—	(11)
Gain on disposal of assets	(50)	—	—	(50)	(72)	—	—	(72)
Gain on bargain purchase from business combinations	—	—	—	—	—	(51)	—	(51)
Loss (gain) on foreign currency exchange	163	(102)	—	61	(29)	—	—	(29)
Gain on mortgage repurchase	—	—	—	—	(11)	—	—	(11)
Gain on insurance settlement	(2,203)	—	—	(2,203)	—	—	—	—
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	(18,941)	2,884	(1)	(16,058)	(6,850)	6,218	(2)	(634)
Due from related parties, net	(7,505)	195	9,399	2,089	(1,885)	482	5,992	4,589
Other receivables, net	11,676	517	—	12,193	11,799	415	12	12,226
Prepaid expenses and other assets, net	(49,834)	(14,654)	81	(64,407)	(48,210)	(12,783)	939	(60,054)
Unsold Vacation Interests, net	6,387	72	6,751	13,210	725	(1,327)	2,056	1,454
Accounts payable	(3,554)	1,670	—	(1,884)	(274)	54	—	(220)
Due to related parties, net	25,730	19,384	(9,562)	35,552	38,803	16,822	(5,153)	50,472
Accrued liabilities	(6,189)	3,218	(80)	(3,051)	(6,677)	1,250	(106)	(5,533)
Income taxes payable	1,089	—	—	1,089	435	—	—	435
Deferred revenues	12,948	2,467	—	15,415	17,332	2,038	(833)	18,537
Net cash (used in) provided by operating activities	(6,480)	16,981	(163)	10,338	10,649	10,052	—	20,701

Investing activities:
Property and equipment capital expenditures	(2,392)	(132)	—	(2,524)	(1,740)	(145)	—	(1,885)
Proceeds from sale of assets	—	—	—	—	219	—	—	219
Net cash used in investing activities	$(2,392)	$(132)	$—	$(2,524)	$(1,521)	$(145)	$—	$(1,666)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS—Continued
For the Quarters ended March 31, 2013 and 2012
(Unaudited)
(In thousands)

	Quarter Ended March 31, 2013				Quarter Ended March 31, 2012
	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total
Financing activities:
Changes in cash in escrow and restricted cash	$(14,456)	$267	$—	$(14,189)	$(8,737)	$(28)	$—	$(8,765)
Proceeds from issuance of securitization notes and Funding Facilities	126,967	713	—	127,680	22,898	7,709	—	30,607
Proceeds from issuance of notes payable	—	1,319	—	1,319	—	65	—	65
Payments on securitization notes and Funding Facilities	(96,605)	(8,546)	—	(105,151)	(23,079)	(12,686)	—	(35,765)
Payments on notes payable	(2,566)	(7,250)	—	(9,816)	(2,496)	(4,592)	—	(7,088)
Payments of debt issuance costs	(1,974)	—	—	(1,974)	(24)	—	—	(24)
Payments of costs related to issuance of common and preferred units	—	—	—	—	(8)	—	—	(8)
Net cash provided by (used in) financing activities	11,366	(13,497)	—	(2,131)	(11,446)	(9,532)	—	(20,978)

Net increase (decrease) in cash and cash equivalents	2,494	3,352	(163)	5,683	(2,318)	375	—	(1,943)
Effect of changes in exchange rates on cash and cash equivalents	(1)	(702)	163	(540)	237	—	—	237
Cash and cash equivalents, beginning of period	16,963	4,098	—	21,061	19,648	249	—	19,897
Cash and cash equivalents, end of period	$19,456	$6,748	$—	$26,204	$17,567	$624	$—	$18,191

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$28,382	$4,307	$—	$32,689	$29,027	$3,027	$—	$32,054
(Cash tax refunds, net of cash paid for taxes) Cash paid for taxes, net of cash tax refunds	$(698)	$42	$—	$(656)	$549	$—	$—	$549

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Insurance premiums financed through issuance of notes payable	$5,914	$—	$—	$5,914	$6,043	$—	$—	$6,043
Unsold Vacation Interests, net reclassified to assets held for sale	$—	$—	$—	$—	$18	$—	$—	$18